Registration No. 333-__________
As filed with the Securities and Exchange Commission on November 22, 2005

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEYCO GROUP, INC.
(Exact name of registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation or organization)	39-0702200 (I.R.S. Employer Identification No.)

333 W. Estabrook Boulevard
P.O. Box 1188
Milwaukee, Wisconsin	53201
(Address of Principal Executive Offices)	(ZIP Code)

WEYCO GROUP, INC.
2005 EQUITY INCENTIVE PLAN
(Full title of the plan)

John F. Wittkowske
Senior Vice President, Chief Financial Officer	Copy to:
and Secretary	Joseph D. Masterson
WEYCO GROUP, INC.	Quarles & Brady LLP
333 W. Estabrook Boulevard	411 East Wisconsin Avenue
P.O. Box 1188	Milwaukee, Wisconsin 53202
Milwaukee, Wisconsin 53201
(Name and address of agent for service)
(414) 908-1600
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Proposed
Title of		Proposed	Maximum
Securities		Maximum	Aggregate	Amount of
to be	Amount to be	Offering Price	Offering	Registration
Registered	Registered(1)	Per Share(2)	Price	Fee
Common Stock, $1.00 par value	1,000,000 shares	$19.35	$19,350,000	$2,277.50

(1)	The Plan provides for possible adjustment of the number, price and kind of shares covered by options granted or to be granted in the event of certain capital or other changes affecting the Registrant’s Common Stock. This Registration Statement therefore covers, in addition to the above stated 1,000,000 shares, an indeterminate number of shares that may become subject to the Plan by means of any such adjustment.
(2)	Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the closing bid and asked prices of the Registrant’s Common Stock as reported by the NASDAQ Stock Market on November 18, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Weyco Group, Inc. (the “Registrant”) (Commission File No. 0-9068) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934 (the “1934 Act”) are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended on Form 10-K(A);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005;

(c)	The Registrants Current Report on Form 8-K dated April 7, 2005; and

(d)	The Registrant’s Current Report on Form 8-K dated June 12, 1992, including specifically the description of the Registrant’s Common Stock in Item 5 thereof, which updates the description of the Registrant’s Registration Statement on Form 10, including any future amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
     Not applicable. See Item 3(d) above.
Item 5. Interests of Named Experts and Counsel.
     The legality of the shares of Common Stock registered hereunder will be passed on for the Registrant by Quarles & Brady LLP, the Registrant’s legal counsel. Mr. Cory L. Nettles, a partner in Quarles & Brady LLP, is a director of the Registrant.

Item 6. Indemnification of Directors and Officers.
     The Registrant is incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.
     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.
     Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.
     Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.
     Article VIII of the Registrant’s Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. The Registrant is insured against certain liabilities which it may incur by reason of Article VIII of its Bylaws. In addition, officers and directors are insured, at the Registrant’s expense, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the Bylaws.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Reference is made to the indemnification provisions referred to in Item 6 of this Registration Statement.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 22, 2005.

WEYCO GROUP, INC.
(Registrant)

By	/s/ John F. Wittkowske
John F. Wittkowske
Senior Vice President, Chief Financial Officer
and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas W. Florsheim, Jr., John W. Florsheim and John F. Wittkowske, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title

/s/ Thomas W. Florsheim Jr.	Chairman of the Board and
Thomas W. Florsheim, Jr.	Chief Executive Officer
(Principal Executive Officer)

/s/ John W. Florsheim	President and Chief Operating Officer
John W. Florsheim	and Director

/s/ John F. Wittkowske	Senior Vice President, Chief Financial Officer
John F. Wittkowske	and Secretary

/s/ Robert Feitler	Director
Robert Feitler

/s/ Cory L. Nettles	Director

Cory L. Nettles
                                                  *Each of these signatures is affixed as of November 22, 2005.

WEYCO GROUP, INC.
(the “Registrant”)
(Commission File No. 0-9068)
EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit		Incorporated Herein	Filed
Number	Description	by Reference To	Herewith

4.1	Article III & VI of the Articles of	Exhibit 3.1 to the Registrant’s
	Incorporation of WEYCO Group,	Form 10-K, as amended, for
	Inc., as restated August 29,	the fiscal year ended
	1961, and last amended	December 31, 2004
February 16, 2005

4.2	Articles II, V, VI and X of the	Exhibit 4.2 to the
	Bylaws of WEYCO Group, Inc., as	Registrant’s Form S-8
	revised January 21, 1991 and	Registration Statement
	amended November 3, 1992	dated May 1, 1996
and January 8, 1996

5	Opinion of Quarles & Brady LLP		X

23.1	Consent of Deloitte & Touche LLP		X

23.2	Consent of Quarles & Brady LLP		Contained in
Opinion filed
as Exhibit 5

24	Powers of Attorney		Signatures Page
to this
Registration Statement

99	WEYCO Group, Inc.	Appendix C to the
	2005 Equity Incentive Plan	Registrant’s Proxy Statement
Schedule 14A for the annual
meeting of shareholders held
on April 26, 2005